Exhibit 10.26

ODYSSEY/GALT RESOURCES

SHIPWRECK PROJECT AGREEMENT

This Shipwreck Project Agreement (“this Agreement”) is made this 11th day of February, 2011 (the “Effective Date”) between Galt Resources, LLC, a company organized in the State of Delaware whose address is 5858 Central Ave., St. Petersburg, Florida 33707, and each and all of its successors and assigns, hereinafter referred to as “Galt” and Odyssey Marine Exploration, Inc., a company incorporated in the State of Nevada, USA, whose address is 5215 W Laurel Street, Tampa, Florida, USA 33607, and each and all of its successors and assigns, hereinafter referred to as “Odyssey,” together referred to herein as the “Parties.”

WHEREAS;

Odyssey is engaged in the business of shipwreck exploration and archaeological recovery; and

Odyssey owns survey and recovery ships and has specialized search, survey and archaeological recovery equipment, crew and trained technicians as well as confidential proprietary information including valuable research portfolios related to specific shipwrecks; and

Galt desires to purchase and Odyssey desires to sell a participation right which will allow Galt, under the terms and conditions of this Agreement, to participate in one of Odyssey’s shipwreck projects selected by Galt in the manner set forth below (such shipwreck project herein referred to as the “Project”).

NOW THEREFORE,

The Parties Agree as follows:

In accordance with the terms and conditions hereinafter set forth, Odyssey hereby grants to Galt an irrevocable right (the “Right”) to participate in the Net Proceeds (as that term is herein defined), of one Project selected by Galt in the manner set forth below. As consideration for the Right, upon the execution of this Agreement, Galt shall pay to Odyssey the sum of Two Million, Five Hundred Thousand Dollars ($2.5 million).

1.	Project Selection

1.1.	Upon signing this Agreement, Odyssey shall provide to Galt a list of proposed Projects, including complete research reports for each Project. Odyssey hereby represents and warrants to Galt that: (a) the list of proposed Projects will include all material active projects then currently under consideration by Odyssey; and (b) the research report relating to each such proposed Project provided by Odyssey to Galt hereunder will be complete and accurate to the best of Odyssey’s knowledge as of the date provided. Galt agrees to keep all such research reports strictly confidential and shall return all such reports to Odyssey upon Galt’s selection of a Project (as described below), with the exception of the research report detailing the selected Project. Galt further agrees that neither Galt nor any of its employees or agents with access to the research reports will participate independently or with any other entity in any of the shipwreck projects identified for a period of ten years from the date of execution of this Agreement.

1.2.	The list of proposed Projects and the research reports for each proposed Project shall be updated on the first day of each month until the date on which Galt selects a Project (the “Project Selection Date”) to the extent there has been new potential proposed Projects or there has been a material change in the previously provided research reports.

1.3.	Galt shall have the right to select one Project from the then current list of proposed Projects at any time up to and including December 31, 2011. Galt will make its Project selection by written notice to Odyssey

1.4.	In the event that Galt selects a Project and Odyssey fails, for any reason, to diligently and in good faith pursue the selected Project within 12 months from selection by Galt, Galt shall have the right, upon written notice to Odyssey, to select an alternate Project. In the event that Galt selects an alternate Project, distributions related to the alternate Project will be calculated beginning on the first day of the quarter prior to Galt’s selection of the alternate Project (to the extent that Galt may be entitled to the immediate distribution of Net Proceeds hereunder from Odyssey as a result of such retroactivity to the prior quarter).

1.5.	Once Odyssey begins its diligent and good faith pursuit of a selected Project, Odyssey shall thereafter continue to pursue such selected Project to completion, without interruption, other than interruption caused by influences beyond the reasonable control of Odyssey (e.g., government restriction or intervention or weather or other act of God). In the event that Odyssey ceases its good faith diligent effort to complete the selected Project for a period of more than one hundred eighty days (180) in any twelve month period (except for the permitted reasons noted above and only if Galt has received less than two times the amount advanced), Galt shall have the right, upon written notice to Odyssey, to select an alternate Project. In the event that Galt selects an alternate Project, the total amount to be distributed to Galt shall include the distributions made on all projects in which Galt participated so that all cumulative distributions are included. In the event that Galt selects an alternate Project, distributions related to the alternate Project will be calculated beginning on the first day of the quarter prior to Galt’s selection of the alternate Project (to the extent that Galt may be entitled to the immediate distribution of Net Proceeds hereunder from Odyssey as a result of such retroactivity to the prior quarter).

2.	Financial Participation

2.1.	The Parties agree that Galt shall have the right to advance a minimum of Five Million Dollars ($5,000,000) under the terms of this Agreement and up to a maximum of Ten Million Dollars ($10,000,000) subject to the mutual consent of the Parties.

2.2.	“Net Proceeds” shall be defined as all proceeds received by Odyssey with respect to the Project, less any amounts payable to Priority Claimants (as that term is defined below), and less only direct selling expense, not to exceed ten percent (10%) of any specific transaction in which Project related recoveries are monetized.

2.3.	Galt shall receive fifty percent (50%) of all Net Proceeds, if any, which Odyssey receives from any source as a result of the Project until Galt has received an amount aggregating four (4) times the amounts paid by Galt to Odyssey hereunder. Thereafter Galt shall receive, in perpetuity, an amount equal to one percent (1%) of the Net Proceeds received by Odyssey with respect to the Project for each One Million Dollars ($1,000,000) paid by Galt to Odyssey hereunder. Any Payments by Galt to Odyssey of less than One Million Dollars ($1,000,000) shall result in a fraction of the one percent (1%) payment amount determined by dividing the amount of the payment by one million (1,000,000).

2.4.	Odyssey shall provide Galt with an accounting of the Net Proceeds at such time as Odyssey files its annual and quarterly reports or within forty-five (45) days from the end of the first three quarters of each year and within seventy-five (75) days from the end of each calendar year, whichever occurs first. Galt shall have the right to audit all such accountings provided by Odyssey utilizing Galt personnel or third parties selected by Galt at Galt’s expense. Odyssey shall make available to Galt or such auditor, all books and records deemed reasonably necessary by Galt or such auditor to complete such audit.

2.5.	Payment required by Odyssey to Galt pursuant to this Agreement shall be due and payable within forty-five (45) days after the end of each quarterly period in which Odyssey receives any Net Proceeds related to the Project. Late payment shall bear interest at the rate of fifteen percent (15%) per annum from the due date until the payment is made.

3.	General Terms

3.1.	Odyssey shall be responsible for all costs and expenses related to and incurred during the Project.

3.2.	Odyssey warrants that it will use its best efforts to recover and sell the artifacts and cargo from the Project

3.3.	Galt may have up to two employees and/or contractors aboard Odyssey’s search and/or recovery vessels during the Project. The Galt employees and contractors shall be compensated by Galt. Ship accommodations for Galt employees and contractors, including quarters and meals, shall be provided by Odyssey at Odyssey’s expense. All Galt employees and contractors will abide by Odyssey’s policies and procedures and will sign all Odyssey nondisclosure agreements, releases and other forms reasonably required by Odyssey (and consistent with those required by Odyssey generally).

3.4.	The Parties acknowledge that certain Projects may include governments or other interested parties who may have a controlling interest in the Project and/or a financial interest in the recovery (such government or private entity herein referred to as a “Priority Claimant”). Odyssey agrees that it shall notify Galt of any such Priority Claimant, in good faith known or suspected by Odyssey, prior to the selection of a particular Project. The Parties acknowledge that any legally binding obligations to Priority Claimant will override any obligations of Odyssey to Galt. In the event that a Priority Claimant has a financial interest in a Project, to the extent legally required, that Priority Claimant’s interest shall be satisfied prior to any distributions to Galt. Odyssey will utilize its best efforts to minimize the number and claim amounts of any Priority Claimants.

3.5.	The Parties understand and acknowledge that John Morris is a principal in Galt. Morris is also the cofounder and former CEO of Odyssey and is currently a contractor for Odyssey retained to advise Odyssey in financial and strategic planning and to develop business relationships. The Parties agree that Morris will receive no personal compensation from Odyssey in connection with any Project funds raised under this Agreement and nothing in this Agreement conflicts with Morris’ duties under his consulting Agreement with Odyssey. The Parties further agree to waive any conflict of interest Morris may have related to his consulting agreement and this Agreement.

3.6.	Odyssey shall retain all intellectual property rights related to each Project.

3.7.	The Parties each acknowledge and agree that all information relating to the business operations of the other Party and their subsidiaries, employees and contractors that is learned during or prior to the term of this Agreement is confidential. Each Party acknowledges the need to preserve the confidentiality and secrecy of such information and agrees that, both during the term of this Agreement and after the expiration or termination hereof, it shall not use or disclose same, and shall take all necessary steps to preserve in all respects such confidentiality. The provisions of this paragraph shall not apply with respect to any information which has entered the public domain through no fault of Parties. All employees and contractors of the Parties who have access to such information or are likely to come into possession of such information will sign nondisclosure agreements substantially in the form attached hereto as Exhibit A. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

3.8.	Galt will not and will not allow its subsidiaries, assigns, employees or contractors to make any public communications related to this Agreement or to any Project without prior approval in writing by Odyssey before publication or distribution. The above notwithstanding, Galt shall be free to disclose Project information to its advisors and investors who have a valid reason to know and who have executed reasonable nondisclosure agreements. Odyssey will not be prohibited from making any public disclosure which is deemed, in the sole discretion of Odyssey’s management, to be appropriate under rules or regulations applicable to U.S. publicly traded companies.

3.9.	The Parties agree to hold one another harmless and to indemnify one another for any and all liability, loss, damages, claims or causes of action including reasonable legal fees and expenses which may be incurred by one Party arising out of the other Party’s breach of this Agreement.

3.10.	This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Florida, USA. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of Florida, with venue in Hillsborough County.

GALT RESOURCES, LLC		ODYSSEY MARINE EXPLORATION, INC.

/s/ Michael J. Holmes
By:	JCM Marine Ventures LLC	Name:	Michael J. Holmes
Its:	Manager	Its:	CFO

/s/ John C. Morris
By:	John C. Morris	February 11, 2011
Its:	Manager	Date

February 11, 2011
Date